        CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees of
Rochester Portfolio Series:

We consent to the use in this Registration Statement of Limited Term New York
Municipal Fund, (the sole portfolio constituting Rochester Portfolio Series), of our report dated February 8, 2007, included in the Statement of Additional
Information, which is part of such Registration Statement, and to the references to our firm under the headings "Financial Highlights" appearing in the Prospectus, which is also part of such Registration Statement and
"Independent Registered Public Accounting Firm" appearing in the Statement of
Additional Information.

                              /s/ KPMG LLP

                              KPMG LLP

Denver, Colorado
April 27, 2007